SECOND AMENDMENT AND JOINDER
to
ADMINISTRATIVE SERVICES AGREEMENT

This Second Amendment and Joinder is to the Administrative Services Agreement dated as of March 26, 2002, as amended (the "Agreement") by and between THE DREYFUS CORPORATION ("Dreyfus"), a New York corporation, and PRINCIPAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Iowa ("Client"). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Second Amendment and Joinder (this "Amendment").

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Amendment of the Agreement

(a)
Joinder. PRINCIPAL NATIONAL LIFE INSURANCE COMPANY ("PNL"), an Iowa life insurance company, shall be an additional party to the Agreement as of the date of this Amendment. All references in the Agreement to "Client" shall mean Principal Life Insurance Company and/or PNL, as applicable.

(b)	Consent. PNL agrees to be bound by all of the terms, provisions and conditions contained in the Agreement as of the date of this Amendment.

(c)
Dreyfus Services Corporation. All references to "Dreyfus Services Corporation"[sic] and "DSC" are hereby removed from the Agreement, and "MBSC Securities Corporation" and "MBSC", respectively, are substituted in their place.

(d)	Amendment and Restatement of Schedule A. Schedule A is hereby amended and restated in accordance with the Amended and Restated Schedule A attached hereto.

(e)     The following is added as paragraph 17 of the Agreement:

"The provisions of this Agreement apply exclusively to MBSC dealer code 005914. Client is solely responsible for providing the correct dealer code 005914 on each account."

2. Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3. Miscellaneous

(a)     Entire Agreement; Restatement.

(i)
Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)
Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer, effective as of April 25, 2012.

PRINCIPAL LIFE INSURANCE    THE DREYFUS CORPORATION
COMPANY

By: /s/ Sara Wiener    By: /s/Bradley J. Skapyak
Name: Sara Wiener    Name: Bradley J. Skapyak
Title: Director - Life Product Management    Title: COO

PRINCIPAL NATIONAL LIFE
INSURANCE COMPANY

By: /s/ Sara Wiener
Name: Sara Wiener
Title: Director - Life Product Management

AMENDED AND RESTATED SCHEDULE A

Fee at an Annual Rate as a Percentage of the Average Daily Net Asset Value of Fund Shares (Held on Behalf
Fund Name     Share Class     of Client Customers)

Dreyfus Investment Portfolios
•Core Value Portfolio    Service Shares    10 bps
•MidCap Stock Portfolio    Service Shares    10 bps
•Small Cap Stock Index Portfolio    Service Shares    5 bps
•Technology Growth Portfolio    Service Shares    10 bps

Dreyfus Stock Index Fund, Inc.     Service Shares    10 bps

Dreyfus Variable Investment Fund
•Appreciation Portfolio    Service Shares    10 bps
•Growth and Income Portfolio    Service Shares    10 bps
•International Equity Portfolio    Service Shares    10 bps
•International Value Portfolio    Service Shares    10 bps
•Opportunistic Small Cap Portfolio    Service Shares    10 bps
•Quality Bond Portfolio    Service Shares    10 bps

The Dreyfus Socially Responsible Growth Fund    Service Shares    10 bps